PROMISSORY NOTE

$20,000	June 14, 2010

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Aviation Surveillance Systems, Inc., a Nevada corporation, (“Maker”) hereby promises to pay to the order of Eden Ho (“Holder”) the sum of TWENTY THOUSAND DOLLARS ($20,000) together with interest at the rate of six percent (6%) per annum until paid.  Accrued interest and principal shall be due and payable on June 14, 2011 (the “Maturity Date”).

Interest shall be computed on the basis of a 365-day year or a 366-day year, as applicable, and actual days lapsed.  Maker shall have the privilege of pre-paying the principal under this Note, without penalty or premium, at any time.  All payments hereunder shall be applied first to interest, then to principal.  All interest due and payable hereunder which is not paid when due for any reason shall be cumulated and accrue interest at the rate hereunder.

All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest.  All parties hereto consent to, and Holder is expressly authorized to make, without notice, any and all renewals, extensions, modifications, or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action by Holder shall not discharge the liability of any party to this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles.  Maker shall also pay Holder any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney’s fees.

Aviation Surveillance Systems, Inc.

By: /s/ Eden Ho
       Eden Ho, President and CEO